Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. AND EMERSON ELECTRIC CO. SELL IMC JOINT VENTURE

STAMFORD, CONNECTICUT – December 18, 2007 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced today the sale of its joint venture company with Emerson Electric Co., Industrial Motion Control, LLC, also known as IMC, to DE-STA-CO, a Dover Company. As a result of the sale, Crane Co. will receive after-tax cash proceeds of approximately $33 million and record an after-tax gain of $6.0 million, or $0.10 per share, in the fourth quarter.

Mr. Eric Fast, president and chief executive officer of Crane Co., said, “This has been a successful and profitable joint venture that has created real value for our shareholders. In partnership with Emerson, we combined two non-core businesses facing a changing and challenging market, and created a leader in its market segment. Our joint venture has reached its objectives, and consistent with our agreement, we have successfully completed the planned sale.”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane

has approximately 12,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and subsequent reports filed with the Securities and Exchange Commission.

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